Exhibit 10.12

GLOBAL HYATT CORPORATION

2006 Stock Appreciation Rights Award Agreement:

Participant:

The following sets forth your 2006 Global Hyatt Corporation Stock Appreciation Rights (“SAR”) Award.

STOCK APPRECIATION RIGHTS AWARD:

SARs Granted:
Base Value Per Share:

VESTING SCHEDULE:

Grant Date:
Expiration Date:

Vesting Schedule:	Subject to acceleration in certain circumstances, the SARs vest and become exercisable on the following vesting dates:

	• • • •	Initial 25% of the SARs on October 6, 2007 Additional 25% of the SARs on October 6, 2008 Additional 25% of the SARs on October 6, 2009 Additional 25% of the SARs on October 6, 2010

The Stock Appreciation Rights Award that is described and made pursuant to this Stock Appreciation Award Agreement (as amended from time to time, this “Award Agreement”) is issued under the Global Hyatt Corporation Long-Term Incentive Plan (as amended from time to time, “Plan”). By your signature on this Award Agreement:

•	you consent to be bound by all of the terms and conditions of this Award Agreement (including the accompanying Terms of the 2006 Stock Appreciation Rights Awards) and the Plan,

•

without any further action on your part, you agree to be deemed a party to, a signatory of and bound by the Global Hyatt Corporation Long-Term Incentive Plan Stockholders’ Agreement dated as of February 14, 2006 (as amended from time to time, the “Stockholders’ Agreement”), and any shares of common stock of Global Hyatt Corporation issued upon exercise of SARs shall be subject to the rights and restrictions contained therein, and

•

you acknowledge that you have received, read and understood the Plan, this Award Agreement (including the accompanying Terms of the 2006 Stock Appreciation Rights Awards) and the Stockholders’ Agreement, and are familiar with the terms and provisions of each.

Signature page follows.

If a fully-executed copy of this Award Agreement and attached Spousal Consent/Acknowledgement are not returned to the Company by 5:00 pm (Central Time) on November 3, 2006, the grant of SARs hereunder shall be null and void.

Global Hyatt Corporation	Participant:

By:
Its:	Date:

Spousal Consent/Acknowledgement

To be signed by Participant and, if married, by Participant’s Spouse:

I, the undersigned spouse (“Spouse”) of the undersigned Participant, hereby acknowledge that I have received, read and understand the Plan, this Award Agreement (including the accompanying Terms of the 2006 Stock Appreciation Rights Awards) and the Stockholders’ Agreement, and am familiar with the terms and provisions of each. I am aware that such documents impose certain restrictions on the SARs granted to my spouse and on any shares which may be issued upon the exercise of the SARs. I agree that my spouse’s interest in the SARs and in any such shares shall be irrevocably bound by the Plan, the Award Agreement (including the accompanying Terms of the 2006 Stock Appreciation Rights Awards) and the Stockholders’ Agreement and further that my community property interest (if any) shall be similarly bound by such agreements.

The undersigned Spouse irrevocably constitutes and appoints my spouse, the undersigned Participant, as my true and lawful attorney and proxy in my name, place and stead to sign, make, execute, acknowledge, deliver, file and record all documents which may be required, and to manage, vote, act and make all decisions with respect to any and all of the SARs and shares of Global Hyatt Corporation in which I now have or hereafter acquire any interest in (including but not limited to the right, without my further signature, consent or knowledge, to exercise any rights under or to agree to any amendments or modifications of any of the above-referenced documents), with all powers I would possess if personally present, it being expressly understood and intended by me that the foregoing power of attorney and proxy is coupled with an interest; and this power of attorney is a durable power of attorney and will not be affected by my disability, incapacity or death or dissolution of marriage and this proxy will not terminate without the consent of the Participant and Global Hyatt Corporation.

Global Hyatt Corporation is a third party beneficiary of this Spousal Consent/Acknowledgement and shall have the right to enforce this Spousal Consent/Acknowledgement as if it were a signatory and party hereto.

Signature of Participant’s Spouse:

Print Name:

Signature of Participant:

(Initial here: and sign if unmarried.)

Print Name:

GLOBAL HYATT CORPORATION

Terms of the 2006 Stock Appreciation Rights Awards

The following terms apply to the Global Hyatt Corporation Stock Appreciation Rights granted on October 6, 2006.

Company; Defined Terms:	Except as the context may otherwise require, references to the “Company” shall be deemed to include its subsidiaries and affiliates.

To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan

Type of Award:	Stock appreciation rights, or SARs.

Exercise of the SARs entitles the participant to receive an amount equal to the “Spread,” if any, determined at the time of exercise. The Spread is the difference (but not less than zero) between the Share Value (as defined below) of a share of Global Hyatt Corporation common stock at the time of exercise and the SAR’s Base Value (which is the Share Value at the grant date) multiplied by the number of SARs exercised. Reference to a “share” or “shares” is to Global Hyatt Corporation common stock.

Vesting:	The dates upon which the SARs become exercisable are set forth in the Award Agreement, together with the expiration date of the SARs. SARs outstanding at the expiration date shall be treated as exercised on that date and the Participant shall be entitled to receive an amount equal to the Spread, if any.

SARs will vest on such dates only if the Participant remains in continuous Service with the Company from the date of grant through such vesting date.

Except as provided below, all unvested SARs will be forfeited upon termination of Service and all vested SARs will remain outstanding, provided that such vested SARs shall be automatically exercised during the Exercise Window (as defined below) which immediately follows termination of Service.

Vesting of the SARs will accelerate in the following circumstances:

•

In the event of termination of Service due to death or disability (as determined by the Administrator based on eligibility for benefits under the Company’s long-term disability program), all SARs will vest in full and shall be automatically exercised during the Exercise Window (as defined below) which immediately follows termination of Service.

•	In the event of a change of control of the Company, payment or vesting of the SARs will accelerate to the extent provided in Section 8 of the Plan.

Terms of 2006 SARs – Page 1

As described below, vested and unvested SARs are subject to cancellation and forfeiture in the event a Participant engages in certain “detrimental conduct” (as defined below).

Exercise; Payment of the Spread:	Once vested, SARs may only be exercised during an “Exercise Window.”

The “Exercise Window” is a period which will commence on the date the Share Value (as defined below) is communicated to Participants and end on the date set forth by the Administrator, which date shall be not less than 30 days thereafter. It is anticipated that the Exercise Window will begin in March of each year, commencing in 2007.

If after being informed of the Share Value a Participant elects to exercise some or all of his or her vested SARs, such Participant may do so by filing an exercise form during the Exercise Window in accordance with procedures established by the Administrator and communicated to Participants.

Settlement of exercised SARs will occur as promptly as practicable following the end of the Exercise Window. Settlement will be accomplished through the issuance of shares to the Participant having a value (based on the Share Value determined at the time of exercise) equal to the aggregate amount of the Spread, if any, applicable to the exercised SARs. The Administrator may direct that the settlement shall be made in cash. The issuance of shares or payment of cash will be subject to tax withholding, as provided below.

Annual Share Value:	The “Share Value” will be equal to the fair market value of a share as of the applicable Valuation Date, as determined in accordance with the Plan. The Base Value Per Share for the 2006 SARs set forth in the Award Agreement is equal to such value as of December 31, 2005 as determined by Duff & Phelps.

Each year, commencing in 2007, the Company will advise the Participants of the new Share Value, upon which the Exercise Window will open as described above.

Terms of 2006 SARs – Page 2

Restrictions on Shares; Stockholder’s Agreement; Lock-Up:	Shares issued upon settlement of SARs will not be registered under any federal or state securities laws and will not be readily transferable. As provided in the Plan and this Award Agreement, upon the Participant’s execution and delivery of the Award Agreement and as a condition of receipt of shares upon exercise of vested SARs, a Participant will be deemed to be a party to, a signatory of, and bound by the Stockholders’ Agreement, which contains an acknowledgement of such restrictions and other terms and conditions attached to share ownership.

Without limiting any of the rights of the Company or the Administrator hereunder or under the Plan, upon receipt of shares, each Participant shall be deemed to have agreed that upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Participant will (a) not sell, make any short sale of, loan, grant any option for the purchase of, otherwise dispose of, hedge or transfer any of the economic interest in (or agree or commit to do any of the foregoing) any shares received upon exercise of SARs or any other securities of Global Hyatt Corporation (other than those included in the registration, if any) held by the Participant without the prior written consent of the Company or such underwriters, as the case may be, for up to fourteen (14) days prior to, and, in the case of the Company’s initial public offering of equity securities, during the one hundred eighty (180) day period (or such longer period as may be required by the Administrator upon the advice of the managing underwriter(s)) following, the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, and (b) enter into and be bound by such form of agreement with respect to the foregoing as the Company or such managing underwriter may reasonably request. In the case of a registered public offering of the Company’s equity securities following the Company’s initial public offering, the lock-up period described in clause (a) above shall be ninety (90) days (or such longer period as may be required by the Administrator).

Terms of 2006 SARs – Page 3

Put Option; Call Right	During each Exercise Window, commencing with the 2009 Exercise Window, any Participant (or successor) holding shares received from a prior exercise of SARs (i.e., shares held for at least one year), may elect to sell all or some of those shares back to the Company at the Annual Share Value in effect during such Exercise Window on the terms set forth in the Stockholders’ Agreement.

In addition, following the termination of a Participant’s Service, the Company shall have the right to call any such shares in full or in part during an Exercise Window on the terms set forth in the Stockholder’s Agreement.

Payment for any shares sold by the Participant or called by the Company shall be made as promptly as practicable after the end of the Exercise Window on the terms set forth in the Stockholders’ Agreement.

Federal Income Tax Considerations; Tax Withholding:	The following discussion is a summary of certain U.S. federal income tax consequences relating to SARs under current U.S. federal income tax rules. This discussion is does not purport to be complete and does not cover, among other things, foreign, state and local tax treatment or any changes in current U.S. federal income tax rules.

No income is recognized upon the grant or vesting of the SAR. Upon exercise, the shares are delivered and ordinary income is recognized in an amount equal to the Spread received. Unless paid in cash by the Participant at the time of settlement, the Company will deduct or withhold from shares issuable upon exercise a number of shares having a value (based on the then applicable Share Value) equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to the exercise. Any cash payment in settlement of an SAR exercise will be reduced by applicable tax withholding. Because such withholding is at the minimum statutory rate, a Participant’s actual tax liability with respect to the exercise of SARs is likely to exceed the amount withheld.

A subsequent sale (including pursuant to a put or call described above) or exchange of shares will result in gain or loss measured by the difference between (a) the Share Value at the time the shares were received, and (b) the amount realized on such sale or exchange. Any gain or loss will be a capital gain or loss and will be long-term if such shares were held for more than one year.

Each Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan.

Terms of 2006 SARs – Page 4

Transferability of SARs:	SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, provided that in the event of the Participant’s death, shares deliverable or amounts payable with respect to the SARs shall be delivered or paid, as applicable, to the Participant’s designated beneficiary. The Administrator will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Effect of Detrimental Conduct:	The right to exercise SARs and to receive shares shall be subject to the Effect of Detrimental Conduct on Long-Term Incentive Plan Awards which accompanies these Terms and shall be deemed a part of the Award Agreement.

Terms of the Plan; Amendments:	This award and the SARs are subject to the terms and provisions of the Plan, including, but not limited to, arbitration and amendment, adjustment and/or modification in accordance with the Plan in connection with a significant corporate transaction (such as an IPO) or other events as described in the Plan.

Terms of 2006 SARs – Page 5

GLOBAL HYATT CORPORATION

LONG-TERM INCENTIVE PLAN

Effect of Detrimental Conduct on Awards

Awards granted to a Participant under the Global Hyatt Corporation Long-Term Incentive Plan (as amended from time to time, the “Plan”) shall be subject to the following provisions relating to the effect of a Participant’s detrimental conduct on his or her awards under the Plan. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

Effect of Detrimental Conduct. In the event a Participant engages in “detrimental conduct” (as defined below), the Participant shall forfeit all unvested and/or vested but unexercised awards under the Plan and all such awards shall be null and void as of the date such detrimental conduct first occurs.

Definition of Detrimental Conduct. A Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Administrator, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of the Stockholders’ Agreement or other material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.

Determination of Detrimental Conduct. Upon a reasonable, good faith determination that detrimental conduct has occurred, the Administrator shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

Terms of 2006 SARs – Page 6